EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (No. 333-232544, No. 333-234322 and No. 333-233067), Form S-3 (No. 333-248895), and Form S-8 (No. 333-231603) of Guardion Health Sciences, Inc. of our report dated March 26, 2021, with respect to the consolidated financial statements of Guardion Health Sciences, Inc. of December 31, 2020 and 2019, and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Weinberg & Company, P.A.

Los Angeles, California

March 26, 2021